Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference of our report dated June 28, 2012 relating to the financial statements of the American Science and Engineering 401(k) and Profit Sharing Plan as of December 31, 2011 and December 31, 2010,and for the year ended December 31, 2011 and the supplemental schedule as of December 31, 2011 included in this Form 11-K for the year ended December 31, 2011, into the Company’s previously filed Registration Statements on Form S-8 (Nos. 333-13259 and 333-152541).

/s/ McGladrey LLP

Boston, Massachusetts
June 28, 2012